FOR IMMEDIATE RELEASE
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         HAROLD'S STORES, INC. REPORTS FOURTH QUARTER 2007 SALES RESULTS
                            TOTAL SALES INCREASE 9.5%

DALLAS, TX - FEBRUARY 8, 2007 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, announced today sales results for the fourth quarter and year-to-date fiscal periods ended February 3, 2007.

For the quarter, which consisted of 14 weeks this year versus 13 weeks last year, the Company's total net sales increased 9.5%, from $20.6 million last year to $22.6 million this year. Comparable store sales, which have been calculated on a 13-week basis, decreased 0.3% in the full-line retail stores, declined 9.2% in the outlet stores, and increased 72.6% to $1.3 million in direct sales (internet and catalog).

For the fiscal year, which consisted of 53 weeks this year versus 52 weeks last year, the Company's total net sales decreased 2.1%, to $86.4 million from $88.2 million in the previous year. Comparable store sales, which have been calculated on a 52-week basis, decreased 8.0% in full-line retail stores, declined 8.6% in outlet stores, and increased 50.5% to $4.8 million in direct sales.

"As previously disclosed, although below our expectations, the 2006 holiday season performed markedly better than year-to-date trends. Comparable store sales were positive in both December and January. Full-price sales in the ladies' division were up considerably for the quarter, driving overall positive comps in ladies' apparel and accessories. We believe that our merchandise offerings have returned to our classically-inspired roots and the improved sales performance provides further indication of positive customer reaction to our merchandise," said Ron Staffieri, Chief Executive Officer.

Mr. Staffieri continued, "For 2007, we are focused on offering our customers brand-appropriate merchandise with edited assortments, which should improve our sales, inventory turnover and gross margin. We also are working diligently to return our men's assortments to their classically-inspired heritage."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (OTCBB symbol: HLDI) currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

FINANCIAL INFORMATION CONTACT:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045